EXHIBIT 10(v)(2)

AMENDMENT TO MANUFACTURING AND DISTRIBUTION LICENSE AGREEMENT

This Amendment (the “Amendment”), dated December 22, 2005, to the Manufacturing and Distribution License Agreement dated as of May 30, 2005 (the “Agreement”) is made by and among the parties to the Agreement, Impulse Technology Ltd. (“Impulse”), an Ohio limited liability company, Cybex International, Inc. (“Cybex”), a New York corporation, and Trazer Technologies, Inc. (“Trazer Tech”), an Ohio corporation.

AGREEMENTS:

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Impulse, Cybex and Trazer Tech hereby amend the Agreement as follows:

1.	Section 5(c) of the Agreement is hereby amended to state:

Except as otherwise provided in Schedule A, the Revenue Share owed to Trazer Tech by Licensee shall be calculated on a quarterly basis (“Revenue Accounting Period”) and shall be payable no later than thirty (30) days after the termination of the preceding full Revenue Accounting Period.

2.	Section 5(d) of the Agreement is hereby amended to state:

Except as otherwise provided in Schedule A, a Revenue Share obligation shall accrue only upon the receipt of payment for the TRAZER Product sold or provided by Licensee or its agents.

3.	Schedule A of the Agreement is hereby amended to state:

REVENUE SHARE

The Revenue Share payable by Licensee to Trazer Tech pursuant to Section 5 of the License Agreement shall be determined as follows:

A.	Percentage Revenue Share: Subject to subsection B below, Licensee shall pay Trazer Tech a Revenue Share of 33% of the Gross Margin on all TRAZER Products sold or provided to customers by Licensee.

B.	Revenue Share Payments:

i.    Licensee shall pay Trazer Tech: (a) $175,000 on or before December 31, 2005 as a pre-payment of Revenue Share for the fourth quarter of calendar year 2005; if the actual Revenue Share owed for such calendar quarter pursuant to subsection A above is less than $175,000, the difference shall be credited against Revenue Share owed for the first and second quarter of calendar year 2006; and (b) $625,000 on or before January 20, 2006, as pre-payments of Revenue Share for the third and fourth quarters of calendar year 2006, and the first calendar year of 2007.

ii.    Licensee shall pay Trazer Tech the actual Revenue Share owed to Trazer Tech pursuant to subsections A and B(i) above for each of the first and second quarters of calendar year 2006.

iii.    For the third quarter of calendar year 2006, Licensee shall pay Trazer Tech the actual Revenue Share owed for such calendar quarter pursuant to subsection A above, less a credit for a portion of the pre-payments made pursuant to subsection (B)(i) above. Such credit shall be the lesser of: (a) $225,000; and (b)  1/2 of the actual Revenue Share owed to Trazer Tech for such calendar quarter pursuant to subsection A above.

iv.    For the fourth quarter of calendar year 2006, Licensee shall pay Trazer Tech the actual Revenue Share owed for such calendar quarter pursuant to subsection A above, less a credit for a portion of the pre-payments made pursuant to subsection (B)(i) above. Such credit shall be the lesser of: (a) $225,000 plus the amount by which the credit applied pursuant to subsection (B)(iii) above is less than $225,000, if at all; and (b)  1/2 of the actual Revenue Share owed to Trazer Tech for such calendar quarter pursuant to subsection A above.

v.    For the first quarter of calendar year 2007, Licensee shall pay Trazer Tech the actual Revenue Share owed for such calendar quarter pursuant to subsection A above, less a credit for a portion of the pre-payments made pursuant to subsection (B)(i) above. Such credit shall be the lesser of: (a) $225,000 plus the amount by which the credit applied pursuant to subsection (B)(iv) is less than $225,000, if at all; and (b)  1/2 of the actual Revenue Share owed to Trazer Tech for such calendar quarter pursuant to subsection A above.

vi.    In the event the sum of the credits applied pursuant to subsections (B)(i), (B)(ii) and (B)(iii) above is less than $675,000, the total Revenue Share prepayment amount for the third and fourth quarters of calendar year 2006 and the first quarter of calendar year 2007, Trazer Tech shall pay Licensee the difference on or before March 1, 2007. In the event Trazer Tech fails to do so, the Minimum Revenue Share for calendar year 2007 shall be waived, notwithstanding any provisions of the Agreement or this Schedule to the contrary, and Licensee shall consider any remaining prepayment amounts due from Trazer Tech to be repaid in full.

C.	Minimum Revenue Share: Commencing with Revenue Share due and owing for calendar year 2006, in the event that the total Revenue Share paid by Licensee to Trazer Tech is less than the amounts shown in the table below (each, a “Minimum Revenue Share”), Licensee shall have the option to pay Trazer Tech an additional amount equal to the difference between the Minimum Revenue Share and the actual Revenue share paid to Trazer Tech for such calendar year (including credits), such additional amount to be paid within sixty (60) days after the end of such calendar year.

2006:	Minimum Revenue Share is $1,000,000; however, this Minimum Revenue Share shall be waived in the event Licensee sells at least 375 units of TRAZER Products in the fourth quarter of such calendar year.

2007:	Minimum Revenue Share of $1,650,000; however, this Minimum revenue Share shall be waived in the event Licensee sells at least 750 units of TRAZER Products in the fourth quarter of such calendar year.

2008 to end of Agreement Term:	Minimum Revenue Share each calendar year of $3,000,000.

Except as specifically provided otherwise herein, the parties hereby confirm that all of the terms provisions and conditions of the Agreement remain in full force and effect and are hereby incorporated by reference as if set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

Impulse Technology Ltd.

By:	/s/ Barry J. French
Name: Barry J. French
Title: President

Cybex International, Inc.

By:	/s/ Arthur W. Hicks, Jr.
Name: Arthur W. Hicks, Jr.
Title: Executive Vice President & COO

Trazer Technologies, Inc.

By:	/s/ Andrew B. Glass
Name: Andrew B. Glass
Title: CEO